EXHIBIT 21
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                                                                      EXHIBIT 21

                    SUBSIDIARIES OF COMSTOCK RESOURCES, INC.


                                    State of
          Name                  Incorporation           Business Name

Comstock Oil & Gas, Inc.           Nevada      Comstock Oil & Gas, Inc.
Comstock Oil & Gas --
     Louisiana, Inc.(1)            Nevada      Comstock Oil & Gas --
                                                  Louisiana, Inc.
Comstock Management Corporation    Nevada      Comstock Management Corporation
Comstock Offshore Energy, Inc.     Delaware    Comstock Offshore Energy, Inc.
Comstock Natural Gas, Inc.         Nevada      Comstock Natural Gas, Inc.
Crosstex Pipeline, Inc. (2)        Texas       Crosstex Pipeline, Inc.



(1)  Subsidiary of Comstock Oil & Gas, Inc.
(2)  Subsidiary of Comstock Natural Gas, Inc.


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